CH ENERGY GROUP, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                     EXHIBIT 12



                                                                2001                         Year Ended December 31,
                                                       ----------------------    --------------------------------------------------
                                                       3 Months     12 Months
                                                         Ended        Ended                                  (1)             (1)
                                                       March 31      March 31       2000        1999        1998            1997
                                                      ----------    ---------    ---------   ---------    ---------      ---------
     Earnings:
A.     Net Income                                        $18,310      $51,169      $50,973      $48,573        $49,314      $51,856
B.     Federal and State Income Tax                       10,331       37,480       36,243       28,925         28,627       26,237
                                                       ---------    ---------    ---------   ----------    -----------   ----------
C.     Earnings before Income Taxes                      $28,641      $88,649      $87,216      $77,498        $77,941      $78,093
                                                       =========    =========    =========   ==========    ===========   ==========
D.     Fixed Charges
          Interest on Mortgage Bonds                       2,570       10,707       11,342       13,057         14,225       14,237
          Interest on Other Long-Term  Debt                3,348       13,511       12,864       11,094          8,890        8,860
          Other Interest (**)                              4,188       11,554        9,303        4,860          3,639        2,647
          Interest Portion of Rents                          216          934          962          993          1,004        1,020
          Amortization of Premium & Expense on Debt          347        1,238        1,170          993            924          906
          Preferred Stock Dividends of Central Hudson      1,244        5,503        5,436        5,078          5,031        4,800
                                                       ---------    ---------    ---------   ----------    -----------   ----------
                         Total Fixed Charges             $11,913      $43,447      $41,077      $36,075        $33,713      $32,470
                                                       =========    =========    =========   ==========    ===========   ==========

E.     Total Earnings                                    $40,554     $132,096     $128,293     $113,573       $111,654     $110,563
                                                       =========    =========    =========   ==========    ===========   ==========


     Preferred Dividend Requirements:
F.     Allowance for Preferred Stock Dividends
             Under IRC Sec 247                              $807       $3,230       $3,230       $3,230         $3,230       $3,230
G.     Less Allowable Dividend Deduction                     (32)        (127)        (127)        (127)          (127)        (127)
                                                       ----------    ---------   ----------  -----------    -----------  -----------
H.     Net Subject to Gross-up                               775        3,103        3,103        3,103          3,103        3,103
I.     Ratio of Earnings before Income
            Taxes to Net Income     (C/A)                  1.564        1.732        1.711        1.595          1.581        1.506
                                                       ---------    ---------    ---------   ----------    -----------   ----------
J.     Pref. Dividend  (Pre-tax)    (H x L)                1,212        5,376        5,309        4,951          4,904        4,673
K.     Plus Allowable Dividend Deduction                     32          127          127          127            127          127
                                                       ---------    ---------    ---------   ----------    -----------   ----------
L.     Preferred Dividend Factor                           1,244        5,503        5,436        5,078          5,031        4,800
                                                       =========    =========    =========   ==========    ===========   ==========

M.     Ratio of Earnings to Fixed Charges    (E/D)          3.40         3.04         3.12         3.15           3.31         3.41
                                                       =========    =========    =========   ==========    ===========   ==========


          (**) Other Interest = Other Int from I/S less Amort of Premium #

          (1) CH Energy Group, Inc. was formed on Dec. 15, 1999. Prior Periods have been restated to reflect preferred stock dividends as a component of fixed charges.